STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of INTERNATIONAL FOOD & BEVERAGE, INC. a resolution was duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation to be amended by changing the Article thereof numbered one so that, as amended said article shall be read as follows: changing the name of International Food & Beverage, Inc. to Internet Business s International, Inc.

SECOND: That thereafter, pursuant to resolution of its board of Directors , a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statue were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the Provision of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said cooperation shall not be reduced under or by reason caused this certificate to be signed by
Albert Reda      , an Authorized Officer this  11th  day of February,
1999.



					By: /s/ Albert Reda
				Albert Reda
				Chief Executive Officer



STATE OF DELAWARE
SFCRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:01 AM O2/17/1999
991061280 - Z159360